Exhibit 10.57

               EXECUTIVE EMPLOYMENT AGREEMENT

   This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between Enron Corp., an Oregon corporation ("ENRON" and/or "Enron"), and Mark A. Frevert, ("Employee"), to be effective as of June 1,
1998 (the "Effective Date").

                         WITNESSETH:

   WHEREAS, ENRON is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of ENRON pursuant to such terms and conditions and for such consideration.

   NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, ENRON and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

   1.1 ENRON agrees to employ Employee, and Employee agrees to be employed by ENRON, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the
"Term"), subject to the terms and conditions of this Agreement.

   1.2 Employee initially shall be employed in the position set forth on Exhibit "A." ENRON may subsequently assign Employee to a different position or modify Employee's duties and responsibilities; provided however, if ENRON assigns Employee to a different position, the assignment shall not be a material reduction, or if ENRON modifies Employee's duties and responsibilities, any such modification shall not materially reduce Employee's duties and responsibilities, neither of which event shall occur without Employee's prior consent. Moreover, ENRON may assign this Agreement and Employee's employment to Enron or any affiliates of Enron. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by ENRON, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by ENRON. Employee shall at all times comply with and be subject to such policies and procedures as ENRON may establish from time to time.

   1.3 Employee shall, during the period of Employee's employment by ENRON, devote Employee's full business time, energy, and best efforts to the business and affairs of ENRON. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of ENRON or Enron, or requires any significant portion of Employee's business time.

   1.4 In connection with Employee's employment by ENRON, ENRON shall provide Employee access to such confidential information pertaining to the business and services of ENRON as is appropriate for Employee's employment responsibilities. ENRON also shall provide to Employee the opportunity to develop business relationships with ENRON's clients and potential clients that are appropriate for Employee's employment responsibilities.

   1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the ENRON and to engage in no act which would injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect ENRON, or any of its subsidiaries, or affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to ENRON, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with ENRON, its subsidiaries, divisions, or affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to ENRON's General Counsel any facts which might involve such a conflict of interest that has not been approved by ENRON's Board of Directors.

   1.6 ENRON and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, ENRON and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to ENRON's General Counsel may be all that is necessary to enable ENRON, or their affiliates to protect their inter ests. In other instances, if no improper motivation appears to exist and the interests of ENRON, or their affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for ENRON to terminate the employment relationship. ENRON and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. ENRON reserves the right to take such action as, in its judgment, will end the conflict.

ARTICLE 2:  COMPENSATION AND BENEFITS:

   2.1 Employee's base salary during the Term shall be not less than the amount set forth under the heading "Monthly
Base Salary" on Exhibit "A," which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice.

   2.2 While employed by ENRON (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of ENRON, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by ENRON to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans.
Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

   2.3 ENRON shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either ENRON or its subsidiaries, divisions, or affiliates, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of ENRON.

   2.4 ENRON may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION BEFORE THE TERM EXPIRES AND EFFECTS
            OF SUCH TERMINATION:

     3.1. ENRON may terminate Employee's employment before the Term expires for the following reasons:

          a. For "cause" upon the determination by ENRON's management committee (or, if there is no management committee, the highest applicable level of management) that "cause" exists to terminate the Employee. "Cause" means (i) Employee's gross negligence, willful misconduct, or neglect in the performance of the duties and services as an ENRON employee; (ii) Employee's final conviction of a felony; (iii) Employee's material breach of any material provision of this Agreement which remains uncorrected for 30 days following Enron's written notice to Employee of such breach; (iv) Employee's violation of any policy of ENRON; (v) if Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Enron, or any of its respective subsidiaries, divisions, or affiliates; or (vi) if Employee violates the Foreign Corrupt Practices Act or other applicable United States law as proscribed by Section 6.8. If ENRON terminates Employee's employment for Cause, Employee shall be entitled only to pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of ENRON or Enron Capital & Trade Resources Corp. compensation and/or benefit plans, shall cease.

          b. Involuntary termination at ENRON's option for any reason whatsoever, including termination without cause, in the sole discretion of ENRON's management committee (or, if there is no management committee, the highest applicable level of management). Upon an Involuntary Termination before the Term expires, Employee is entitled to receive the greater of (a) the monthly salary on Exhibit "A" as if Employee's employment (which ends on the date of Involuntary Termination) had continued for the full Term, or (b) $750,000.00, payable in a lump sum payment. If, however, Employee accepts employment with a competitor as described in Sections 5.2a., b., c., or d. of
     Article 5, ENRON's obligations to pay Employee pursuant to this section shall cease as of the first day of such employment by Employee. Employee will not accrue or receive any vacation pay during the Term following Involuntary Termination.

          c. Upon Employee's (i) death, or (ii) becoming incapacitated or disabled so as to entitle Employee to benefits under Enron's long-term disability plan, or
     (iii) becoming permanently and totally unable to perform Employee's duties for ENRON as a result of any physical or mental impairment supported by a written opinion by a physician selected by ENRON. Upon termination of employment under this paragraph, Employee or Employee's heirs shall be entitled only to Employee's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of ENRON or Enron Capital & Trade Resources Corp. compensation and/or benefit plans, shall cease.

     3.2 Employee may terminate the employment relationship before the Term expires for the following reasons:

          a. A material breach by ENRON of any material provision of this Agreement which remains uncorrected for 30 days following Employee's written notice to ENRON of such breach. Upon such a termination, Employee shall be entitled to receive the monthly salary on Exhibit "A" as if Employee's employment had continued for the full Term.

          b. Involuntary termination at Employee's option if ENRON assigns Employee to a different position and the assignment results in a material reduction, or ENRON modifies Employee's duties or responsibilities and said modification materially reduces Employee's duties or responsibilities, and ENRON fails to secure
     Employee's prior consent to either the assignment or modification. Upon such a termination, Employee shall be entitled to receive the greater of (a) the monthly salary on Exhibit "A" as if Employee's employment had continued for the full Term, or (b) $750,000.00, payable in a lump sum payment.

          c.   For any other reason whatsoever, in
     Employee's sole discretion. If Employee voluntarily terminates his or her employment to accept a position with ENRON, or one of its subsidiaries, divisions, or affiliates, Employee will notify his or her Human Resources Representative in writing within ten (10) days of beginning such employment. Upon a Voluntary Termination before the Term expires, all of Employee's future compensation and benefits, other than benefits to which Employee is entitled under the terms of ENRON or Enron Capital & Trade Resources Corp. compensation and/or benefit plans, shall cease as of the date of termination, and Employee shall be entitled only to pro rata salary through the termination date.

     3.3 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of employment shall be offset by any amounts to which Employee otherwise may be entitled under any benefit plans, severance plans, voluntary payments, and policies of ENRON, or its subsidiaries, divisions, or affiliates, or amounts Employee owes to ENRON.

     3.4 Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Articles 4, 5 and 6.1.

     3.5 Should Employee remain employed by ENRON after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either ENRON or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either ENRON or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

ARTICLE 4:  OWNERSHIP AND PROTECTION OF INFORMATION;
COPYRIGHTS:

   4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employ ee, individually or in conjunction with others, during Employee's employment by ENRON (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evalua tions, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to ENRON and are and shall be the sole and exclusive property of ENRON. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of ENRON.

     4.2 Employee acknowledges that the business of ENRON, its subsidiaries, divisions, and affiliates is highly competitive and that ENRON has provided and will provide Employee with access to Confidential Information relating to the business of ENRON, its subsidiaries, divisions, and affiliates. "Confidential Information" means and includes ENRON's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to ENRON's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating ENRON; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by ENRON, its subsidiaries, divisions, or affiliates in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to ENRON, its subsidiaries, divisions, and affiliates in maintaining their competitive position. Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of ENRON, its subsidiaries, divisions, and affiliates. ENRON also shall provide Employee with Confidential Information and training regarding ENRON's methodologies and business strategies. Employee acknowledges that he has and will receive training that enables him to perform his job at ENRON. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 4 by Employee, and ENRON shall be entitled to enforce the provisions of this Article 4 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this
Article 4, but shall be in addition to all remedies available at law or in equity to ENRON, including the recovery of damages from Employee and his agents involved in such breach.

   4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by ENRON which contain or disclose confidential business information or trade secrets of ENRON, its subsidiaries, divisions, or affiliates shall be and remain the property of ENRON, its subsidiaries, divisions, or affiliates, as the case may be. Upon termination of Employee's employment by ENRON, for any reason, Employee promptly shall deliver the same, and all copies thereof, to ENRON.

   4.4 If, during Employee's employment by ENRON, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to ENRON. ENRON shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment but is specially ordered by ENRON as a contribution to a collaborative work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and ENRON shall be the author of the work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to ENRON all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

   4.5 Both during the period of Employee's employment by ENRON and thereafter, Employee shall assist ENRON and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by ENRON or its nominee and the execution of all lawful oaths and applications for applications for patents and regis tration of copyright in the United States and foreign countries.

ARTICLE 5:  CONFIDENTIAL INFORMATION; POST-EMPLOYMENT
OBLIGATIONS

     5.1  The terms of this Agreement constitute
confidential information, which Employee shall not disclose to anyone other than Employee's spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject
Employee to disciplinary action, including without limitation, termination of employment for cause.

     5.2 ENRON agrees to and shall provide Employee with access to Confidential Information as described in Paragraph
4.2.  Ancillary to the rights provided to Employee in
Section 3.1, ENRON's provision of Confidential Information to Employee, and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, ENRON and Employee agree to the following non-competition provisions. Employee agrees that during the Period of Post-Employment Non-Competition Obligations defined in Exhibit "A," Employee will not, directly or indirectly, for Employee or for others, in the Geographic Region of Responsibility described on Exhibit "A," or, if Employee's geographic region has changed, in any and all geographic regions in which Employee has worked during the 12-month period immediately preceding Employee's termination of Employment:

          a. engage in the business of buying, selling, trading, structuring, or executing transactions in commodities, assets, or products in which ENRON is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period, including, but not limited to, gas, electricity, coal, chilled water, clean fuel, energy assets, paper, pulp, packaging, metals, weather products, interest rates, currencies, securities, or other commodities (including, without limitation, other energy commodities), or any futures, derivatives, or equities related to any of the foregoing, whether at wholesale or retail, or the development of systems, information technology, accounting, or risk management with respect to any of the foregoing;

          b. engage in other types of business performed by ENRON, including the acquiring or disposing of assets or equity investments or providing or raising capital, through loans, equity, joint ventures, partnerships, working interests, production payments, or similar arrangements into products, commodities, futures, derivatives, or other items in which ENRON currently is engaging in business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

          c. perform any job, task, function, skill, or responsibility that Employee has provided for ENRON in the preceding 12-month period; or

          d. render advice or services to, or otherwise assist, any other person, association or entity in the business of "a," "b," or "c" above.

Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information ENRON has provided to Employee.

Employee further understands that if Employee accepts employment with a competitor as described in Section 5.2.a., b., c., or d. after the expiration of the Period of Post-Employment Non-Competition Obligations defined in Exhibit A, then any continuing obligations to pay Employee under
Section 3.1.b. shall cease as of the first day of such employment by Employee.

Employee agrees that this provision defining the scope of activities constituting competition with ENRON is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of ENRON; (ii) Employee is free to seek employment with other companies in the energy business that do not directly or indirectly compete with any business of ENRON, such as oil field service companies, drilling contractors, and oil field equipment manufacturers; and (iii) there are many other companies in the energy industry and in other industries that do not directly or indirectly compete with any business of ENRON. Thus, this restriction on Employee's ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, trade secrets, confidential training, and knowledge from ENRON.

     5.3 For a period of twelve (12) months following the termination of employment for any reason, Employee will not call on, service, or solicit competing business from customers of ENRON, its subsidiaries, divisions, or affiliates whom that Employee, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

     5.4 During Employee's employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not, either Directly or Indirectly, call on, solicit, or induce any other employee or officer of ENRON, its subsidiaries, divisions, or affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with ENRON to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

     5.5 The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity Employee intends to engage in on behalf of a competing business, Employee first will notify a member of ENRON's Board of Directors in writing and meet with a company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an "Early Resolution Conference"). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with the then-current employment arbitration rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS) before an arbitrator licensed to practice law in Texas. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein. The parties' agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

     5.6 Employee warrants that Employee is not a party to any other restrictive agreement limiting Employee's activities in his/her employment by ENRON. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with ENRON, and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee's duties hereunder. Employee shall hold ENRON harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

ARTICLE 6:  MISCELLANEOUS:

     6.1 Employee shall refrain, both during and after his or her employment, from publishing any oral or written statements about ENRON, its respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

     6.2 Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to ENRON shall be sent to Enron Corp., 1400 Smith Street, Houston, Texas
77002, Attention: Corporate Secretary. Notices and communications to Employee shall be sent to the address
Employee most recently provided to ENRON.

     6.3 ENRON is an Oregon citizen. ENRON's principal place of business is in Houston, Texas. Employee resides in London, England. This Agreement was negotiated and signed in Houston, Texas, and shall be performed in London, England. Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the state or federal courts sitting in Houston, Harris County, Texas. This Agreement shall be governed in all respects by the laws of the state of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country.

     6.4 Other than as described in section 3.2 a, no failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

     6.5 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Articles 4, 5 and 6.1, and if the dispute cannot be settled through direct discussions, then ENRON and Employee agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.

     6.6 This Agreement shall be binding upon and inure to the benefit of ENRON and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of ENRON. Employee's rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without ENRON's prior written consent.

     6.7 Other agreements exist between ENRON and Employee relating to the employment relationship (e.g., obligations contained in Enron's Conduct of Business Affairs booklet and benefit plans). This Agreement replaces and merges other, previous agreements and discussions pertaining to the nature of, term, and termination of Employee's employment relationship with ENRON, and this Agreement constitutes the entire agreement of the parties with respect to such subject matters. No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Employee by ENRON that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party.

     6.8 Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of ENRON, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Enron entity having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless ENRON'S management committee (or, if there is no management committee, the highest applicable level of ENRON's management) determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of ENRON and its subsidiaries, divisions, and affiliates.

   IN WITNESS WHEREOF, ENRON and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                          Enron Corp.


                          By:  /s/ JEFFREY K. SKILLING
                                 Jeffrey K. Skilling
                                 President and Chief
                                 Operating Officer
                          This ____ day of ________, 1998



                          Mark A. Frevert


                          /s/ MARK A. FREVERT
                          This 7th day of September, 1998




                       EXHIBIT "A" TO
               EXECUTIVE EMPLOYMENT AGREEMENT
                   BETWEEN ENRON CORP. AND
                       MARK A. FREVERT


Employee Name:      Mark A. Frevert

Term:               June 1, 1998 through May 31, 2001

Position:           Chairman and Chief Executive Officer,
                    Enron Capital & Trade Resources Corp. Europe

Location:           London, England

Monthly Base Salary: Employee's monthly base salary
                    shall be Forty-One Thousand Six Hundred
                    and Sixty-Six and 67/100 Dollars
                    ($41,666.67).

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan") or any appropriate replacement bonus plan of ENRON. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options. Employee's bonus amounts under this Plan shall be based on a bonus target of $500,000.00. In addition, if the Enron Wholesale Group meets their financial targets, Employee shall be eligible to receive an additional $300,000.00 bonus target.

Geographic Region   Worldwide
of Responsibility:

Period of Post-     Employee's obligations in paragraph 5.2 shall
Employment          survive the termination  of employment and
Non-Competition     extend through:  (a) Twelve (12) months after
Obligations:        Employee's last bonus payment of any kind from
                    ENRON; or (b) twelve (12) months after the last date of Employee's employment with ENRON if such employment ends during the Term of this Agreement; or (c) twelve (12) months following the expiration of the Term of this Agreement, whichever is applicable.



Incentive Compensation:

Long Term Incentive
Compensation:       Employee shall receive the following
                    Long Term Incentive Compensation:

                              1998

                    1.  A grant of 30,000 shares
                    of Enron Corp. Restricted Stock with 25% vesting on the date of Grant, and the remainder to vest in 25% increments on January 31, 1999, January 31, 2000, and January 31, 2001. The specific terms and conditions of these Restricted Shares will be evidenced by a Grant Agreement, which will govern.

                    2.  A grant of 200,000 stock options,
                    with 20% vesting upon date of Grant, with the remainder to vest in increments of 20% on December 31, 1998, December 31, 1999,
                    December 31, 2000, and December 31, 2001.
                    For 100,000 of the 200,000 options, the
                    difference between the $40-1/8 Enron Corp.
                    stock price and the actual grant price for these options shall be delivered in additional shares of Enron Corp. restricted stock tied to the restricted stock vesting schedule described above. For example, if the stock option grant price is $55-1/8, the $15.00 difference will be multiplied by 100,000 and the sum shall be divided by 55-1/8 to determine the number of additional shares of Enron Corp. restricted stock.

                              1999 and 2000

                    3.  In both 1999 and 2000,
                    Employee shall be granted stock options
                    having a grant value based on Black-
                    Scholes (as determined annually by the
                    Compensation Committee of the Enron
                    Corp. Board of directors similar to
                    other Enron Executives) of $2,120,000.00 for each year. For example, if the Black-Scholes value of an Enron stock option was $10.60, Employee would receive 200,000 stock options
                    ($2,120,000.00 , $10.60). These stock
                    options will be granted on December 31,
                    1998 and December 31, 1999, and shall
                    vest 20% on the date of grant and 20% on December 31, of each of the next four
                    (4) years following the date of grant.
                    Each grant shall be evidenced by an
                    award agreement, which shall govern.

                     Enron Corp.


                     By: /s/ JEFFREY K. SKILLING
                         Jeffrey K. Skilling
                         President and Chief Operating Officer
                     This _____ day of ___________, 1998



                     Mark A. Frevert


                     /s/ MARK A. FREVERT
                     This 7th day of September, 1998